Exhibit 99.2

MATADOR RESOURCES COMPANY REPORTS THIRD QUARTER 2019 RESULTS, PROVIDES OPERATIONAL UPDATE AND RAISES FULL YEAR 2019 GUIDANCE

DALLAS, Texas, October 29, 2019 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2019 and updated its full year 2019 guidance. A short slide presentation summarizing the highlights of Matador’s third quarter 2019 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Third Quarter 2019 Financial and Operational Highlights

Record Oil, Natural Gas and Oil Equivalent Production

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Third quarter 2019 average daily oil equivalent production increased 14% sequentially to a record quarterly high for the Company of 69,600 barrels of oil equivalent (“BOE”) per day (57% oil), as compared to 61,300 BOE per day in the second quarter of 2019.

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Average daily oil production increased 8% sequentially to a record quarterly high for the Company of 39,800 barrels per day, significantly above the Company’s expectations for the third quarter, and as compared to 36,800 barrels of oil per day in the second quarter of 2019. This increase in average daily oil production was primarily attributable to (i) the initial performance of certain wells in the Rustler Breaks and Antelope Ridge asset areas exceeding expectations and (ii) several wells being completed and turned to sales earlier than anticipated during the third quarter of 2019.

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Average daily natural gas production increased 22% sequentially to a record quarterly high for the Company of 179.2 million cubic feet per day, significantly above the Company’s expectations for the third quarter, and as compared to 147.1 million cubic feet per day in the second quarter of 2019. This increase in average daily natural gas production was primarily attributable to (i) the initial performance from two non-operated Haynesville shale wells exceeding expectations, (ii) several wells being completed and turned to sales earlier than anticipated in the third quarter of 2019 and (iii) improved natural gas prices in the Delaware Basin, which obviated the need to defer natural gas production from certain wells, as occurred in the second quarter of 2019.

Increased Net Income, Earnings Per Share and Adjusted EBITDA

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Third quarter 2019 net income (GAAP basis) was $44.0 million, or $0.38 per diluted common share, a 20% sequential increase from net income of $36.8 million in the second quarter of 2019, and a 2.5-fold year-over-year increase from net income of $17.8 million in the third quarter of 2018.

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Third quarter 2019 adjusted net income (a non-GAAP financial measure) was $37.9 million, or $0.32 per diluted common share, a 10% sequential increase from $34.6 million in the second quarter of 2019, and a year-over-year decrease from $55.7 million in the third quarter of 2018.

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Third quarter 2019 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) was $160.8 million, a 12% sequential increase from $144.1 million in the second quarter of 2019, and a 3% year-over-year increase from $155.4 million in the third quarter of 2018.

In-Line Capital Expenditures and Improved Capital Efficiency

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Matador incurred capital expenditures, excluding land and mineral acquisitions, of approximately $213 million in the third quarter of 2019, including $193 million for drilling, completing and equipping wells (“D/C/E”) and $20 million for midstream investments, which primarily represented Matador’s share of San Mateo’s (as defined below) third quarter capital expenditures.

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Matador’s D/C/E capital expenditures of $193 million were 1% below the midpoint of its estimate of $194 million for the third quarter of 2019. Although Matador’s D/C/E capital expenditures were in-line with expectations for the third quarter, Matador estimates it achieved aggregate savings of approximately $5 million on wells completed and turned to sales in the Delaware Basin, primarily attributable to improved operational efficiencies and lower-than-expected completion costs. These cost savings were incremental to the lower-than-expected well costs previously achieved during the first half of 2019, which were already reflected in the Company’s forecast for D/C/E capital expenditures for the second half of 2019. This $5 million in well cost savings was offset by an increase of $4 million attributable to several wells originally expected to spud in the fourth quarter being accelerated into the third quarter of 2019 as a result of more efficient drilling operations.

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Through the first nine months of 2019, Matador’s drilling and completion costs for all horizontal wells completed and turned to sales averaged approximately $1,220 per lateral foot, a decrease of 20% from average drilling and completion costs of $1,528 per lateral foot achieved in full year 2018. Matador’s capital efficiency should continue to improve going forward, as the Company anticipates drilling and completion costs for horizontal wells completed and turned to sales in the fourth quarter of 2019 should average below $1,200 per lateral foot.

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Matador’s midstream capital expenditures of $20 million were 26% below the midpoint of its estimate of $27 million for the third quarter of 2019. The $7 million in lower-than-expected midstream capital expenditures was primarily attributable to the timing of operations, as certain capital expenditures previously anticipated in the third quarter are now expected to be incurred in the fourth quarter of 2019.

Record Third-Party Midstream Services Revenues and San Mateo Net Income and Adjusted EBITDA

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Third-party midstream services revenues were $15.3 million in the third quarter of 2019, a 6% sequential increase from $14.4 million in the second quarter of 2019, and a 2.2-fold year-over-year increase from $6.8 million in the third quarter of 2018.

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San Mateo’s (as defined below) net income (GAAP basis) was $20.0 million in the third quarter of 2019, an 18% sequential increase from $17.0 million in the second quarter of 2019, and a 34% year-over-year increase from $14.9 million in the third quarter of 2018.

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San Mateo’s Adjusted EBITDA (a non-GAAP financial measure) was $26.3 million in the third quarter of 2019, a 16% sequential increase from $22.7 million in the second quarter of 2019, and a 52% year-over-year increase from $17.4 million in the third quarter of 2018.

Initiation of Natural Gas Transportation on the Gulf Coast Express Pipeline

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Beginning in late September 2019, Matador began transporting most of its Delaware Basin residue natural gas production to the Texas Gulf Coast on the newly commissioned Gulf Coast Express Pipeline Project (the “GCX Pipeline”). Matador has secured firm natural gas transportation and sales on the GCX Pipeline for an average of approximately 110,000 to 115,000 million British Thermal Units (“MMBtu”) per day at a price based on

Houston Ship Channel pricing. Matador expects to receive a higher realized natural gas price for its residue natural gas transported via the GCX Pipeline in the fourth quarter of 2019, as compared to residue natural gas sold at the Waha hub, despite the higher transportation charges incurred to transport this residue natural gas production to the Gulf Coast.

Borrowing Base for Reserves-Based Credit Facility Affirmed at $900 Million

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In October 2019, as part of the fall 2019 redetermination process, Matador’s lenders completed their review of the Company’s proved oil and natural gas reserves at June 30, 2019. As a result, Matador’s borrowing base under its reserves-based credit facility was affirmed by its lenders at $900 million, despite lower commodity price assumptions being used generally by the lenders in the fall redetermination process. The borrowing base affirmation reflects the lenders’ confidence in the underlying oil and natural gas reserves backing the credit facility and in the Company’s ongoing operations. The $900 million borrowing base should provide the Company with more-than-sufficient liquidity for conducting its current and anticipated future operations for the remainder of 2019 and 2020. Matador elected to maintain the lenders’ borrowing commitment at $500 million in order to avoid paying unnecessary fees associated with the “standby” provisions related to the additional borrowing capacity, but Matador expects that it will be able to access such borrowing capacity at a later date if needed.

San Mateo Credit Facility Increased to $375 Million

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In October 2019, the lenders under San Mateo Midstream, LLC’s revolving credit facility (the “San Mateo Credit Facility”) increased their lending commitments by $50 million from $325 million to $375 million, reflecting their confidence in San Mateo’s growth profile and the strength of the assets and cash flows backing the San Mateo Credit Facility. The San Mateo Credit Facility is non-recourse with respect to Matador and its wholly-owned subsidiaries.

Increased Full Year 2019 Production and Adjusted EBITDA Guidance; CAPEX Guidance Unchanged

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Effective October 29, 2019, Matador increased its full year 2019 oil and natural gas production and Adjusted EBITDA guidance metrics as provided in the table below, each as compared to the Company’s original guidance as provided on February 26, 2019 and to its previous guidance update as provided on July 31, 2019.

		2019 Guidance Estimates
Guidance Metric	Actual 2018 Results	February 26, 2019(1)	July 31, 2019(2)	October 29, 2019(3)	% YoY Change(4)
Total Oil Production, million Bbl	11.1	12.9 to 13.3	13.3 to 13.45	13.625 to 13.675	+23%
Total Natural Gas Production, Bcf	47.3	55.0 to 57.0	56.0 to 58.0	59.7 to 60.3	+27%
Total Oil Equivalent Production, million BOE	19.0	22.0 to 22.8	22.6 to 23.1	23.6 to 23.7	+24%
Adjusted EBITDA(5), million $	$553	$520 to $550	$540 to $560	$560 to $575	+3%
D/C/E CapEx(6), million $	$686	$640 to $680	$640 to $680	$640 to $680	-4%
Midstream CapEx(7), million $	$85	$55 to $75	$70 to $90	$70 to $90	-6%

		2019 Projections
Commodity Prices	Actual 2018 Results	February 26, 2019(1)	July 31, 2019(2)	October 29, 2019(3)	% YoY Change(4)
Realized Unhedged Oil Price, per barrel	$57.04	$49.80	$53.54	$53.13	-7%
Realized Unhedged Natural Gas Price, per Mcf	$3.49	$2.88	$2.18	$2.10	-40%

(1) Original full year 2019 guidance as provided on February 26, 2019. Estimates for realized unhedged oil and natural gas prices shown in table are for full year 2019.
(2) As of and as updated on July 31, 2019. Estimates for realized unhedged oil and natural gas prices shown in table are for full year 2019.
(3) As of and as further updated on October 29, 2019. Estimates for realized unhedged oil and natural gas prices shown in table are for full year 2019.
(4) Represents percentage change from 2018 actual results to the midpoint of updated 2019 guidance as provided on October 29, 2019.
(5) Adjusted EBITDA is a non-GAAP financial measure. In the updated 2019 guidance as provided on October 29, 2019, Adjusted EBITDA was estimated using actual results for the first, second and third quarters of 2019 and strip prices for oil and natural gas as of mid-October 2019. The average unhedged realized oil price used to estimate Adjusted EBITDA for the period October through December 2019 was approximately $52.00 per barrel, which represents an average West Texas Intermediate (“WTI”) oil price of approximately $54.00 per barrel less an estimated Midland-Cushing price differential, including transportation costs, of approximately $2.00 per barrel. The average unhedged natural gas price used to estimate Adjusted EBITDA for the period October through December 2019 was $2.06 per Mcf, which represents an average Henry Hub natural gas price of $2.38 per Mcf and includes all required adjustments for natural gas basis differentials and anticipated NGL revenues, which are included in the Company’s estimated natural gas price. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(6) Capital expenditures associated with drilling, completing and equipping wells.
(7) Primarily reflects Matador’s share of updated 2019 estimated capital expenditures for San Mateo and accounts for portions of the $50 million capital carry an affiliate of Five Point Energy LLC agreed to provide as part of the San Mateo expansion.

Note: All references to Matador’s net income (loss), adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo I”) and San Mateo Midstream II, LLC (“San Mateo II,” and, together with San Mateo I, “San Mateo”). For a definition of adjusted net income (loss), adjusted earnings per diluted common share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Net Production Volumes:(1)
Oil (MBbl)(2)	3,659	3,346	2,973
Natural gas (Bcf)(3)	16.5	13.4	12.3
Total oil equivalent (MBOE)(4)	6,407	5,577	5,025
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	39,776	36,767	32,317
Natural gas (MMcf/d)(6)	179.2	147.1	133.8
Total oil equivalent (BOE/d)(7)	69,645	61,290	54,625
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$54.19	$56.51	$57.15
Oil, with realized derivatives (per Bbl)	$54.97	$56.86	$58.97
Natural gas, without realized derivatives (per Mcf)(8)	$1.88	$1.64	$3.77
Natural gas, with realized derivatives (per Mcf)	$1.91	$1.64	$3.77
Revenues (millions):
Oil and natural gas revenues	$229.4	$211.1	$216.3
Third-party midstream services revenues	$15.3	$14.4	$6.8
Realized gain on derivatives	$3.3	$1.2	$5.4
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.86	$3.86	$4.02
Lease operating	$4.64	$4.72	$4.48
Plant and other midstream services operating	$1.38	$1.51	$1.45
Depletion, depreciation and amortization	$14.44	$14.37	$14.02
General and administrative(9)	$3.18	$3.56	$3.67
Total(10)	$27.50	$28.02	$27.64
Other (millions):
Net sales of purchased natural gas(11)	$3.3	$0.8	$—
Lease bonus - mineral acreage	$1.7	$—	$—
Total	$5.0	$0.8	$—
Net income (millions)(12)	$44.0	$36.8	$17.8
Earnings per common share (diluted)(12)	$0.38	$0.31	$0.15
Adjusted net income (millions)(12)(13)	$37.9	$34.6	$55.7
Adjusted earnings per common share (diluted)(12)(14)	$0.32	$0.30	$0.48
Adjusted EBITDA (millions)(12)(15)	$160.8	$144.1	$155.4
San Mateo net income (millions)	$20.0	$17.0	$14.9
San Mateo Adjusted EBITDA (millions)(15)	$26.3	$22.7	$17.4

(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.73, $0.81 and $0.96 per BOE of non-cash, stock-based compensation expense in the third quarter of 2019, the second quarter of 2019 and the third quarter of 2018, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids (“NGL”) that are purchased from customers and subsequently resold. Such amounts reflect revenues from sales of purchased natural gas of $19.9 million, $9.0 million and zero less expenses of $16.6 million, $8.2 million and zero in the third quarter of 2019, the second quarter of 2019 and the third quarter of 2018, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Management Comments

Third Quarter Highlights

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “As highlighted throughout this earnings release, the third quarter of 2019 was simply the best quarter in our Company’s history. During the third quarter, we significantly exceeded our estimates for both oil and natural gas production as a result of continued improvements in operating efficiency and better-than-expected well results from a number of wells across our various asset areas. We have continued to maintain our commitment to capital discipline throughout the third quarter and realized an additional aggregate savings of approximately $5 million on those wells completed and turned to sales during the third quarter. In addition, we continued to see our unit operating costs improve, as both our lease operating and general and administrative expenses declined during the third quarter. San Mateo delivered record results in the third quarter as well, highlighted by all-time highs for third-party revenues, natural gas gathering and processing volumes, water gathering and disposal volumes and Adjusted EBITDA. The Board and I congratulate the staff for its continued consistent and professional execution across all departments throughout the organization.

Longer Laterals Leading to Improved Capital Efficiency

“As we enter the fourth quarter of 2019, our transition to longer laterals across our various asset areas in the Delaware Basin is well underway, and we anticipate that just over half of the wells we complete and turn to sales during the remainder of 2019 will be laterals longer than one mile, with about 30% of the total being two-mile laterals. As examples, we recently completed and turned to sales our first two-mile laterals in the Antelope Ridge asset area and are very pleased with the early performance from both wells. One of these wells, the Jeff Hart State Com #134H well, a Third Bone Spring completion, has produced approximately 70,000 barrels of oil in just its first 30 days of production, marking the highest 30-day oil production from any well in Matador’s history, including our prolific Mallon wells in the Ranger asset area, also Third Bone Spring completions. Equally important, drilling and completion costs on the Jeff Hart State Com #134H well were just under $1,000 per lateral foot, about 20 to 25% below the drilling and completion costs per lateral foot associated with one-mile laterals recently drilled in the Antelope Ridge asset area. As we look forward to 2020, this transition to longer laterals and the improved capital efficiency associated with these wells should continue.

Asset Sales

“Our efforts to convert certain non-core assets to cash, and in particular, the divestment of portions of our non-core assets, have progressed well during the first nine months of 2019. We continue to receive interest in our various properties in South Texas and are actively working to complete one or more of these opportunities before the end of the year. We remain confident that our deliberate approach to divesting of our non-core assets should result in increased value being obtained for these properties for Matador and its shareholders.

Assets Behind Each Share of Matador Stock

“In these times of volatile market conditions, the Board and I take comfort in the outstanding performance of our staff, in the steadily improving fundamentals of our businesses and in the hard assets that stand behind each share of Matador stock. For example, each Matador share represents more than one barrel of oil and approximately five thousand cubic feet of natural gas reserves. Further, Matador owns a 51% interest in a significant, rapidly growing, and we believe, underappreciated group of oil, natural gas and water midstream assets in the Delaware Basin. In addition, we have accumulated approximately 183,000 net acres of leasehold in three of the best oil and natural gas plays in the country, including 132,700 net acres in the prolific Delaware Basin. We have also acquired approximately 11,200 net royalty acres of strategically located mineral interests. Finally, of course, each Matador share is also backed by approximately 300 talented technical, land and financial professionals, who are, we contend, among Matador’s most valuable assets.

“In summary, we are very pleased with the excellent operating and financial performance that both our exploration and production and midstream businesses have delivered through the first three quarters of 2019. We expect to finish 2019 on a strong note and look forward to 2020, as we fully transition to drilling and completing longer laterals, continue to improve the capital efficiency of our exploration and production operations and complete the ongoing expansion of San Mateo. We are very excited about the opportunities that lie ahead, and we like our chances as we continue to grow and build the value of both of our highly complementary exploration and production and midstream businesses.”

Full Year 2019 Updated Guidance

As a result of the Company’s production and financial performance exceeding its expectations for the first three quarters of 2019, effective October 29, 2019, Matador increased its full year 2019 guidance estimates as provided in the table presented above in the highlights section of this earnings release.

Drilling Activity Guidance

The full year 2019 updated guidance estimates presented in the table above assume Matador continues to operate six drilling rigs in the Delaware Basin throughout the fourth quarter of 2019. As a result of the efficiencies being realized in its drilling and completion operations, an accelerated pace of activity throughout the year and better-than-expected well results, Matador raised its full year 2019 production and Adjusted EBITDA guidance at October 29, 2019, but left its estimates for full year 2019 D/C/E capital expenditures unchanged.

At October 29, 2019, Matador expects to complete and turn to sales a total of 177 gross (75.9 net) operated and non-operated wells during 2019, including 86 gross (70.8 net) operated wells and 91 gross (5.1 net) non-operated wells, as shown in the tables below. These totals include 7.9 net additional operated wells, as compared to Matador’s original estimates for 2019, resulting from (i) an accelerated pace of drilling and completion activity during 2019 and (ii) increased working interests acquired or anticipated to be acquired in certain operated wells during the course of the year. These totals also include 1.2 net fewer non-operated wells as compared to Matador’s original estimates for 2019 as a result of several changes in non-operated activity in 2019 as compared to the Company’s original estimates. It is important to note that Matador does not control the pace of development of its non-operated activity, and it is possible non-operated activity for the remainder of 2019 may be different than currently estimated. Matador expects to continue to participate in non-operated wells whenever the Company determines that the economic returns and/or potential learnings from such wells support the capital investment decision.

2019 Estimated Wells Turned to Sales - Original Guidance			2019 Estimated Wells Turned to Sales - Updated Guidance
	Gross	Net		Gross	Net
Operated	81	62.9	Operated	86	70.8
Non-Operated	85	6.3	Non-Operated	91	5.1
Total	166	69.2	Total	177	75.9
As of and as provided on February 26, 2019.			As of and as updated on October 29, 2019.

Production and Adjusted EBITDA Guidance and Commodity Price Considerations

Overall, at October 29, 2019, Matador estimates its full year 2019 total production should increase by approximately 24% year-over-year to 23.65 million BOE, including an approximate 23% year-over-year increase in oil production to 13.65 million barrels and an approximate 27% year-over-year increase in natural gas production to 60.0 Bcf, all at the midpoint of the Company’s updated 2019 guidance, due primarily to the drilling and completion of additional operated wells and better-than-expected well performance in the first nine months of 2019. Matador estimates its Adjusted EBITDA should increase approximately 3% year-over-year to $567.5 million at the midpoint of updated 2019 guidance, despite the fact that (i) realized oil prices were approximately $6.50 per barrel less in the first nine months of 2019 as compared to the first nine months of 2018 and (ii) realized natural gas prices in the first nine months of 2019 were approximately 40% below what the Company received in the first nine months of 2018. This increase in estimated Adjusted EBITDA to $567.5 million is also an increase of $32.5 million, or 6%, from the midpoint of Matador’s original guidance as provided on February 26, 2019.

Capital Expenditures Guidance

At October 29, 2019, Matador affirmed its full year 2019 guidance for estimated D/C/E capital expenditures of $640 to $680 million and for estimated midstream capital expenditures of $70 to $90 million.

Fourth Quarter 2019 Updated Completions and Production Cadence

Fourth Quarter 2019 Drilling and Completion Activity

During the fourth quarter of 2019, Matador expects to operate six rigs in the Delaware Basin, with four rigs operating between the Rustler Breaks and Antelope Ridge asset areas, one rig operating in the Wolf and Jackson Trust asset areas and one rig operating in the Stebbins area and surrounding leaseholds of the Arrowhead asset area (the “Greater Stebbins Area”). One of Matador’s six operated drilling rigs is also expected to drill two salt water disposal wells, one in the Greater Stebbins Area and one in the Rustler Breaks asset area, on behalf of San Mateo.

At October 29, 2019, Matador expects 18 gross (14.0 net) operated wells to be completed and turned to sales in the fourth quarter of 2019, as compared to 27 gross (22.2 net) operated wells completed and turned to sales in the third quarter of 2019. Given Matador’s drilling and completions schedule in the fourth quarter, 13 of the operated wells completed and turned to sales in the fourth quarter are anticipated to be in the Antelope Ridge and Rustler Breaks asset areas.

Fourth Quarter 2019 Oil, Natural Gas and Oil Equivalent Production

As noted in several of its recent earnings releases, Matador is transitioning to drilling longer laterals (greater than one mile) and to using more multi-well pads (typically three to five wells drilled and completed per pad). As a result, Matador expects to realize a more “lumpy” completion cadence and production growth profile from quarter to quarter going forward due to the timing of its operations. In particular, Matador expects to complete and turn to sales nine gross (8.2 net) fewer operated wells in the fourth quarter as compared to the third quarter of 2019.

In addition, Matador’s average daily oil, natural gas and oil equivalent production were each significantly higher than expected in the third quarter of 2019, and these third quarter results were also above Matador’s estimates for fourth quarter production as provided on July 31, 2019. Further, in accordance with Matador’s operating practices, the Company expects to proactively shut in at least five of its recently completed wells in the Rustler Breaks asset area during late October and early November in order to minimize the potential impact of offset hydraulic fracturing operations and to help protect these wells from “frac hits” while another operator completes two offsetting wells. Matador also expects to have other operated wells shut in as a result of its own offset completion activities during the fourth quarter of 2019. Matador estimates that shutting in these wells could temporarily reduce its average daily oil equivalent production by approximately 6,100 BOE per day in November alone, including approximately 3,200 barrels of oil per day and 17 million cubic feet of natural gas per day, which is reflected in the Company’s oil, natural gas and oil equivalent production guidance for the fourth quarter of 2019 as provided below. Once these shut-in periods for offsetting well operations are completed, Matador expects these wells to be returned to production.

As a result of fewer well completions, timing of operations and the production impact of the shut-ins noted above, at October 29, 2019, Matador estimates that its average daily oil equivalent production should be down approximately 1 to 3% sequentially in the fourth quarter of 2019, or an average daily oil equivalent production rate of approximately 68,200 BOE per day at the midpoint of the range. This average daily oil equivalent production estimate for the fourth quarter of 2019 is 5% above Matador’s fourth quarter estimate of 65,100 BOE per day as provided on July 31, 2019.

Matador estimates that its average daily oil production should be down approximately 2 to 4% sequentially in the fourth quarter of 2019, or an average daily oil production rate of approximately 38,600 barrels of oil per day at the midpoint of the range. This average daily oil production estimate for the fourth quarter of 2019 is 1% above Matador’s fourth quarter estimate of 38,100 barrels of oil per day as provided on July 31, 2019.

Matador estimates that its average daily natural gas production should be approximately flat to down 1% sequentially, or an average of approximately 178.3 million cubic feet per day in the fourth quarter of 2019 at the midpoint of the range. This average daily natural gas production estimate for the fourth quarter of 2019 is 9% above Matador’s fourth quarter estimate of 164.3 million cubic feet of natural gas per day as provided on July 31, 2019.

Significant Well Results

The following table highlights the 24-hour initial potential (“IP”) test results from certain of Matador’s operated and non-operated wells recently completed and turned to sales in the Delaware Basin and in the Haynesville shale. Matador continues to be pleased with its well results across its acreage position in the Delaware Basin and particularly with a number of better-than-expected well results during the third quarter of 2019.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Antelope Ridge, Lea County, NM
Jeff Hart State Com #124H	Second Bone Spring	2,332	242(2)	81%	First two 2-mile horizontal laterals in Antelope Ridge. Jeff Hart State Com #134H well had the highest 30-day cumulative oil production (70,000 barrels of oil) in Matador’s history.
Jeff Hart State Com #134H	Third Bone Spring	2,884	289(2)	90%
Rustler Breaks, Eddy County, NM
Garrett State Com 32-24S-29E RB #111H	First Bone Spring	2,042	443	75%	Strong, initial operated test of First Bone Spring in Rustler Breaks asset area. Another First Bone Spring test is being drilled currently.
General Kehoe 02-24S-28E RB #228H	Wolfcamp B	2,445	539	40%
General Kehoe wells drilled and completed as part of a five-well batch. Early well performance was above expectations and contributed to Matador’s significant increase in oil and natural gas production in the third quarter of 2019.

General Kehoe 02-24S-28E RB #208H	Wolfcamp A-XY	3,107	674	77%
General Kehoe 02-24S-28E RB #223H	Wolfcamp B	2,629	635	39%
General Kehoe 02-24S-28E RB #203H	Wolfcamp A-XY	1,612	356	75%
General Kehoe 02-24S-28E RB #217H	Wolfcamp A-Lower	2,668	597	75%
Arrowhead, Eddy County, NM
Stebbins 19 Federal Com #203H	Wolfcamp A-XY	2,815	621	73%	Two additional, excellent Wolfcamp A-XY completions in the Greater Stebbins Area. Further evidence of Wolfcamp A-XY prospectivity moving north in the Delaware Basin.
Stebbins 19 Federal Com #204H	Wolfcamp A-XY	2,262	487	75%
Haynesville Shale, Red River Parish, LA
LDW&F 15&10-14-12 HC001-ALT	Haynesville	38.4(3)	3.9(4)	-	Two very strong two-mile lateral wells completed in the Haynesville shale (non-operated wells, drilled and completed by Chesapeake).
LDW&F 15&10-14-12 HC002-ALT	Haynesville	42.4(3)	4.3(4)	-
(1) 24-hour IP per 1,000 feet of completed lateral length.
(2) Both the Jeff Hart State Com #124H and #134H wells continue to clean up and exhibit minimal declines. Matador has observed similar early well performance behavior from other of its two-mile laterals drilled in other asset areas, as these longer laterals take longer to clean up after completion, but typically exhibit shallower decline rates as compared to similar one-mile laterals.
(3) Millions of cubic feet per day.
(4) Millions of cubic feet per day per 1,000 feet of completed lateral length.

Operations Update

Wells Completed and Turned to Sales

During the third quarter of 2019, Matador completed and turned to sales a total of 50 gross (23.7 net) wells in its various operating areas. This total was comprised of 27 gross (22.2 net) operated wells and 23 gross (1.5 net) non-operated wells, which was consistent with Matador’s estimates for the third quarter of 2019.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Antelope Ridge	10	8.7	7	0.1	17	8.8	1-2BS, 3-3BS, 5-WC A, 1-Brushy
Arrowhead	4	2.9	-	-	4	2.9	1-2BS, 1-3BS, 2-WC A
Ranger	-	-	1	0.0	1	0.0	No wells turned to sales in Q3 2019
Rustler Breaks	10	8.6	4	0.3	14	8.9	1-1BS, 6-WC A, 3-WC B
Twin Lakes	-	-	-	-	-	-	No wells turned to sales in Q3 2019
Wolf/Jackson Trust	3	2.0	-	-	3	2.0	3-WC A
Delaware Basin	27	22.2	12	0.4	39	22.6
South Texas	-	-	-	-	-	-
Haynesville Shale	-	-	11	1.1	11	1.1
Total	27	22.2	23	1.5	50	23.7

Note: WC = Wolfcamp; BS = Bone Spring. For example, 1-2BS indicates one Second Bone Spring completion and 5-WC A indicates five Wolfcamp A completions. “0.0” values in the table above suggests a net working interest of less than 5%, which does not round to 0.1.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, decreased 4% sequentially from $56.51 per barrel in the second quarter of 2019 to $54.19 per barrel in the third quarter of 2019.  Matador’s weighted average oil price differential relative to the WTI benchmark improved from ($3.45) per barrel in the second quarter of 2019 to ($2.24) per barrel in the third quarter of 2019, inclusive of transportation costs.  Although the Midland-Cushing basis differentials have improved, these basis differentials continue to be somewhat volatile from time to time. As a result, Matador’s weighted average oil price differential is anticipated to be in the range of ($1.50) to ($2.00) per barrel in the fourth quarter of 2019, inclusive of transportation costs.

Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, increased 15% sequentially from $1.64 per thousand cubic feet in the second quarter of 2019 to $1.88 per thousand cubic feet in the third quarter of 2019, due primarily to an improvement in natural gas prices in the Delaware Basin, although NGL prices were lower in the third quarter as compared to the second quarter. Matador realized a weighted average natural gas price differential of ($0.45) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the third quarter of 2019, as compared to a differential of ($0.87) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the second quarter of 2019. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

The majority of Matador’s Delaware Basin natural gas production in the third quarter was exposed to the Waha-Henry Hub basis differentials until the GCX Pipeline became operational at the end of September 2019, slightly earlier than previously anticipated. Matador has secured firm natural gas transportation and sales on the GCX Pipeline for an average of approximately 110,000 to 115,000 MMBtu per day at a price based on Houston Ship Channel pricing. Matador expects to realize a higher natural gas price for its residue natural gas transported via the GCX Pipeline in the fourth quarter of 2019, as compared to residue natural gas sold at the Waha hub, despite the higher transportation charges incurred to transport this residue natural gas production to the Gulf Coast.

San Mateo Highlights and Update

Operating Highlights

San Mateo achieved strong operating results in the third quarter of 2019, highlighted by (i) increased third-party midstream services revenues, (ii) increased natural gas gathering and processing volumes and (iii) increased water gathering and water disposal volumes, all as compared to the second quarter of 2019. San Mateo continued construction on an additional 200 million cubic feet per day of designed natural gas processing inlet capacity as part of the expansion of its cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”), which is anticipated to be placed in service during the summer of 2020. San Mateo also continued to move forward with its plans to construct large diameter natural gas gathering lines southward from the Greater Stebbins Area and northward from the Stateline asset area to connect these areas with the Black River Processing Plant. San Mateo’s seventh commercial salt water disposal well in the Rustler Breaks asset area was completed during the third quarter, and this well and the associated salt water disposal facility were placed in service early in the fourth quarter of 2019, bringing San Mateo’s designed salt water disposal capacity to approximately 285,000 barrels per day.

During the first nine months of 2019, San Mateo received an increased natural gas gathering and processing commitment from an existing natural gas customer, plus other interruptible volumes, obtained significant additional acreage dedications from existing salt water customers and added an acreage dedication from a new oil customer. San Mateo is also in negotiations with other third parties to provide oil, natural gas and salt water gathering services, natural gas processing services and salt water disposal services. At certain times near the end of the third quarter and early in the fourth quarter, as a result of increased throughput from existing natural gas processing customers, San Mateo was operating the Black River Processing Plant at greater than 95% of the current designed inlet capacity of 260 million cubic feet per day.

Gathering, Processing and Disposal Volumes

During the third quarter of 2019, San Mateo continued to increase its gathering, processing and disposal volumes as follows:

•
Gathered an average of 216 million cubic feet of natural gas per day in the Wolf and Rustler Breaks asset areas and the Greater Stebbins Area, a 12% sequential increase, as compared to 192 million cubic feet per day in the second quarter of 2019, and a 66% year-over-year increase, as compared to 131 million cubic feet per day in the third quarter of 2018.

•
Processed an average of 188 million cubic feet of natural gas per day at the Black River Processing Plant, a 23% sequential increase, as compared to 152 million cubic feet per day in the second quarter of 2019, and a 100% year-over-year increase, as compared to 94 million cubic feet per day in the third quarter of 2018.

•
Disposed of an average of 190,000 barrels of salt water per day primarily in the Wolf and Rustler Breaks asset areas, a 2% sequential increase, as compared to 186,000 barrels per day in the second quarter of 2019, and a 22% year-over-year increase, as compared to 155,000 barrels per day in the third quarter of 2018.

•
Gathered an average of 23,000 barrels of oil per day in the Wolf and Rustler Breaks asset areas, a 6% sequential increase, as compared to 22,000 barrels per day in the first quarter of 2019, and more than a three-fold increase as compared to approximately 6,000 barrels per day in the third quarter of 2018.

Financial Results

During the third quarter of 2019, San Mateo achieved:

•
Net income (GAAP basis) of $20.0 million, an 18% sequential increase from $17.0 million in the second quarter of 2019, and a 34% year-over-year increase from $14.9 million in the third quarter of 2018.

•
Adjusted EBITDA (a non-GAAP financial measure) of $26.3 million, a 16% sequential increase from $22.7 million in the second quarter of 2019, and a 52% year-over-year increase from $17.4 million in the third quarter of 2018.

Hedging Positions Increased

At October 29, 2019, Matador had approximately 65% of its anticipated oil production hedged for the fourth quarter of 2019 based on the midpoint of its updated 2019 production guidance. In addition, Matador has entered into oil hedges for 2020 totaling approximately 4.9 million barrels.

For the fourth quarter of 2019, Matador had approximately 11% of its anticipated natural gas production hedged based on the midpoint of its updated 2019 production guidance. The Company currently has no natural gas hedges in place for 2020.

Matador has also entered into Midland-Cushing oil basis differential swaps for the fourth quarter of 2019 for approximately 1.3 million barrels, or approximately 40% of its anticipated Delaware Basin oil production for the fourth quarter of 2019, at a weighted average premium of +$0.47 per barrel. In addition, Matador has in place Midland-Cushing oil basis differential swaps in 2020 and 2021 for approximately 7.4 million barrels at a weighted average premium of +$0.51 per barrel and 2.9 million barrels at a weighted average premium of +$0.65 per barrel, respectively.

The following is a summary of the Company’s open derivative financial instruments for the fourth quarter of 2019 and full years 2020 and 2021 as of October 29, 2019.

	Q4 2019	Full Year 2020	Full Year 2021
Oil Collars - West Texas Intermediate
Costless Collars - Volumes Hedged (MBbl)	1,950	4,860	-
Weighted-average Price Ceiling ($/Bbl)	$70.94	$67.44	-
Weighted-average Price Floor ($/Bbl)	$50.26	$48.50	-
Three-Way Collars - Volumes Hedged (MBbl)	330	-	-
Weighted-average Price Ceiling (Long Call) ($/Bbl)	$78.85	-	-
Weighted-average Price Ceiling (Short Call) ($/Bbl)	$75.00	-	-
Weighted-average Price Floor ($/Bbl)	$60.00	-	-

Natural Gas Collars - Henry Hub
Costless Collars - Volumes Hedged (MMBtu)	600,000	-	-
Weighted-average Price Ceiling ($/MMBtu)	$3.80	-	-
Weighted-average Price Floor ($/MMBtu)	$2.50	-	-
Three-Way Collars - Volumes Hedged (MMBtu)	1,200,000	-	-
Weighted-average Price Ceiling (Long Call) ($/MMBtu)	$3.24	-	-
Weighted-average Price Ceiling (Short Call) ($/MMBtu)	$3.00	-	-
Weighted-average Price Floor ($/MMBtu)	$2.50	-	-

Oil Basis Swaps - Midland-Cushing Differential
Oil Basis Swaps - Volumes Hedged (MBbl)	1,308	7,374	2,880
Weighted-average Price ($/Bbl)	+$0.47	+$0.51	+$0.65

Conference Call Information

The Company will host a live conference call on Wednesday, October 30, 2019, at 9:00 a.m. Central Time to review its third quarter 2019 financial and operational results. To access the live conference call, domestic participants should dial (855) 634-2925 and international participants should dial (720) 634-2925. The conference ID and passcode is 1298808. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through November 30, 2019.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2019	December 31, 2018
ASSETS
Current assets
Cash	$15,709	$64,545
Restricted cash	25,097	19,439
Accounts receivable
Oil and natural gas revenues	86,333	68,161
Joint interest billings	74,880	61,831
Other	23,981	16,159
Derivative instruments	15,481	49,929
Lease and well equipment inventory	14,678	17,564
Prepaid expenses and other assets	13,157	8,057
Total current assets	269,316	305,685
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	4,363,545	3,780,236
Unproved and unevaluated	1,166,501	1,199,511
Midstream properties	557,841	428,025
Other property and equipment	26,754	22,041
Less accumulated depletion, depreciation and amortization	(2,554,516)	(2,306,949)
Net property and equipment	3,560,125	3,122,864
Other assets
Derivative instruments	4,650	—
Deferred income taxes	—	20,457
Other assets	102,548	6,512
Total other assets	107,198	26,969
Total assets	$3,936,639	$3,455,518
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$40,584	$66,970
Accrued liabilities	222,565	170,855
Royalties payable	64,191	64,776
Amounts due to affiliates	14,557	13,052
Advances from joint interest owners	7,809	10,968
Amounts due to joint ventures	469	2,373
Other current liabilities	53,182	1,028
Total current liabilities	403,357	330,022
Long-term liabilities
Borrowings under Credit Agreement	215,000	40,000
Borrowings under San Mateo Credit Facility	260,000	220,000
Senior unsecured notes payable	1,039,020	1,037,837
Asset retirement obligations	33,507	29,736
Derivative instruments	—	83
Deferred income taxes	21,186	13,221
Other long-term liabilities	52,151	4,962
Total long-term liabilities	1,620,864	1,345,839
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 116,880,345 and 116,374,503 shares issued; and 116,638,712 and 116,353,590 shares outstanding, respectively	1,169	1,164
Additional paid-in capital	1,970,737	1,924,408
Accumulated deficit	(172,519)	(236,277)
Treasury stock, at cost, 241,633 and 20,913 shares, respectively	(4,080)	(415)
Total Matador Resources Company shareholders’ equity	1,795,307	1,688,880
Non-controlling interest in subsidiaries	117,111	90,777
Total shareholders’ equity	1,912,418	1,779,657
Total liabilities and shareholders’ equity	$3,936,639	$3,455,518

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Oil and natural gas revenues	$229,377	$216,282	$633,706	$607,255
Third-party midstream services revenues	15,257	6,809	41,454	13,284
Sales of purchased natural gas	19,864	—	40,058	—
Lease bonus - mineral acreage	1,711	—	1,711	—
Realized gain (loss) on derivatives	3,346	5,424	7,781	(1,322)
Unrealized gain (loss) on derivatives	9,847	(21,337)	(29,715)	(9,492)
Total revenues	279,402	207,178	694,995	609,725
Expenses
Production taxes, transportation and processing	24,762	20,215	65,969	58,116
Lease operating	29,714	22,531	87,228	69,685
Plant and other midstream services operating	8,817	7,291	26,555	17,187
Purchased natural gas	16,608	—	35,414	—
Depletion, depreciation and amortization	92,498	70,457	249,497	192,664
Accretion of asset retirement obligations	520	387	1,354	1,126
General and administrative	20,381	18,444	58,547	55,739
Total expenses	193,300	139,325	524,564	394,517
Operating income	86,102	67,853	170,431	215,208
Other income (expense)
Net loss on asset sales and inventory impairment	(439)	(196)	(807)	(196)
Interest expense	(18,175)	(10,340)	(54,172)	(26,835)
Prepayment premium on extinguishment of debt	—	(31,226)	—	(31,226)
Other expense	(245)	(976)	(777)	(1,275)
Total other expense	(18,859)	(42,738)	(55,756)	(59,532)
Income before income taxes	67,243	25,115	114,675	155,676
Income tax provision
Deferred	13,490	—	25,335	—
Total income tax provision	13,490	—	25,335	—
Net income	53,753	25,115	89,340	155,676
Net income attributable to non-controlling interest in subsidiaries	(9,800)	(7,321)	(25,582)	(18,182)
Net income attributable to Matador Resources Company shareholders	$43,953	$17,794	$63,758	$137,494
Earnings per common share
Basic	$0.38	$0.15	$0.55	$1.22
Diluted	$0.38	$0.15	$0.54	$1.21
Weighted average common shares outstanding
Basic	116,643	116,358	116,541	112,659
Diluted	116,976	116,912	116,994	113,208

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Nine Months Ended September 30,
	2019	2018
Operating activities
Net income	$89,340	$155,676
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss on derivatives	29,715	9,492
Depletion, depreciation and amortization	249,497	192,664
Accretion of asset retirement obligations	1,354	1,126
Stock-based compensation expense	13,740	13,787
Prepayment premium on extinguishment of debt	—	31,226
Deferred income tax provision	25,335	—
Amortization of debt issuance cost	1,814	851
Net loss on asset sales and inventory impairment	807	196
Changes in operating assets and liabilities
Accounts receivable	(37,341)	(5,654)
Lease and well equipment inventory	2,307	(15,347)
Prepaid expenses	(5,099)	(502)
Other assets	(291)	—
Accounts payable, accrued liabilities and other current liabilities	(15,540)	20,823
Royalties payable	(586)	5,665
Advances from joint interest owners	(3,159)	9,565
Other long-term liabilities	1,234	(250)
Net cash provided by operating activities	353,127	419,318
Investing activities
Oil and natural gas properties capital expenditures	(536,017)	(1,106,556)
Midstream capital expenditures	(120,792)	(120,669)
Expenditures for other property and equipment	(3,911)	(1,570)
Proceeds from sale of assets	21,671	8,267
Net cash used in investing activities	(639,049)	(1,220,528)
Financing activities
Repayments of borrowings	(10,000)	(45,000)
Borrowings under Credit Agreement	185,000	370,000
Borrowings under San Mateo Credit Facility	40,000	—
Cost to amend credit facilities	(613)	—
Proceeds from issuance of senior unsecured notes	—	750,000
Cost to issue senior unsecured notes	—	(9,531)
Purchase of senior unsecured notes	—	(605,780)
Proceeds from issuance of common stock	—	226,612
Cost to issue equity	—	(146)
Proceeds from stock options exercised	3,300	827
Contributions related to formation of San Mateo I	14,700	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	42,330	73,500
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(27,685)	(17,395)
Taxes paid related to net share settlement of stock-based compensation	(3,665)	(6,051)
Cash paid under financing lease obligations	(623)	—
Net cash provided by financing activities	242,744	751,736
Increase in cash and restricted cash	(43,178)	(49,474)
Cash and restricted cash at beginning of period	83,984	102,482
Cash and restricted cash at end of period	$40,806	$53,008

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA for San Mateo includes the financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company, Consolidated

	Three Months Ended			Year Ended
(In thousands)	September 30, 2019	June 30, 2019	September 30, 2018	December 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$43,953	$36,752	$17,794	$274,207
Net income attributable to non-controlling interest in subsidiaries	9,800	8,320	7,321	25,557
Net income	53,753	45,072	25,115	299,764
Interest expense	18,175	18,068	10,340	41,327
Total income tax provision (benefit)	13,490	12,858	—	(7,691)
Depletion, depreciation and amortization	92,498	80,132	70,457	265,142
Accretion of asset retirement obligations	520	420	387	1,530
Unrealized (gain) loss on derivatives	(9,847)	(6,157)	21,337	(65,085)
Stock-based compensation expense	4,664	4,490	4,842	17,200
Net loss on asset sales and inventory impairment	439	368	196	196
Prepayment premium on extinguishment of debt	—	—	31,226	31,226
Consolidated Adjusted EBITDA	173,692	155,251	163,900	583,609
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(12,903)	(11,147)	(8,508)	(30,386)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$160,789	$144,104	$155,392	$553,223

	Three Months Ended			Year Ended
(In thousands)	September 30, 2019	June 30, 2019	September 30, 2018	December 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$158,630	$135,257	$165,111	$608,523
Net change in operating assets and liabilities	(2,488)	2,472	(11,111)	(64,429)
Interest expense, net of non-cash portion	17,550	17,522	9,900	39,970
Current income tax benefit	—	—	—	(455)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(12,903)	(11,147)	(8,508)	(30,386)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$160,789	$144,104	$155,392	$553,223

Adjusted EBITDA – San Mateo

	Three Months Ended			Year Ended
(In thousands)	September 30, 2019	June 30, 2019	September 30, 2018	December 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$20,000	$16,979	$14,940	$52,158
Depletion, depreciation and amortization	3,848	3,565	2,392	9,459
Interest expense	2,458	2,180	—	333
Accretion of asset retirement obligations	27	25	18	61
Adjusted EBITDA	$26,333	$22,749	$17,350	$62,011

	Three Months Ended			Year Ended
(In thousands)	September 30, 2019	June 30, 2019	September 30, 2018	December 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$31,550	$18,650	$2,093	$35,702
Net change in operating assets and liabilities	(7,468)	2,031	15,257	25,989
Interest expense, net of non-cash portion	2,251	2,068	—	320
Adjusted EBITDA	$26,333	$22,749	$17,350	$62,011

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income
Net income attributable to Matador Resources Company shareholders	$43,953	$36,752	$17,794
Total income tax provision	13,490	12,858	—
Income attributable to Matador Resources Company shareholders before taxes	57,443	49,610	17,794
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(9,847)	(6,157)	21,337
Net loss on asset sales and inventory impairment	439	368	196
Prepayment premium on extinguishment of debt	—	—	31,226
Adjusted income attributable to Matador Resources Company shareholders before taxes	48,035	43,821	70,553
Income tax expense(1)	10,087	9,202	14,816
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$37,948	$34,619	$55,737

Weighted average shares outstanding, including participating securities - basic	116,643	116,571	116,358
Dilutive effect of options and restricted stock units	333	332	554
Weighted average common shares outstanding - diluted	116,976	116,903	116,912
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.33	$0.30	$0.48
Diluted	$0.32	$0.30	$0.48

(1) Estimated using federal statutory tax rate in effect for the period.